Exhibit 4.22

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement ("Agreement") is entered into as of October 26, 2015, by and among the following parties in Beijing, the People’s Republic of China (“PRC”), and is the revised and restated version of the service agreements executed on August 2, 2012:

Party A:

Beijing Lebai Information Consulting Co., Ltd.

Party B:

Beijing Lebai Education Consulting Co., Ltd.

Subsidiaries of Party B: all entities as listed in Appendix I.

Party C:

Beijing Xueersi Education Technology Co., Ltd.

(Each of Party A, Party B, Subsidiaries of Party B and Party C, a “Party”, and collectively the “Parties”.)

WHEREAS,

(1) Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, owning resources to provide developments and services with respect of technology, and consultant services;

(2) Party B is a limited liability company duly registered and validly existing under the PRC laws, engages in education consultation (not including consultation with respect to overseas studying or intermediary service), exhibition service, sales of commodities, stationeries, costumes and electronic products (“Education Consultant Services”).

(3) Party B holds the equity interests or rights of Subsidiaries of Party B as listed in Appendix I;

(4) Party C is the shareholder of Party B and owns 100% of the equity interests of Party B;

(5) Party A agreed to provide exclusive technical support and consultant service to Party B and its Subsidiaries with Party A’s advantages in technology, human resource and information. The Parties agree on such cooperation.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.	Provision of Services

1.1	In accordance with the terms and conditions herein, Party B and Subsidiaries of Party B appoint Party A as Party B and its Subsidiaries’ exclusive technical and service provider to provide full-scope technical support and consultant services as provided in Appendix II. Party B and its Subsidiaries are as Service Accepting Party.

Party B and its Subsidiaries shall determine the specific contents of services within the scope listed in Appendix II with Party A or any entity designated by Party A based on the actual need in their business. Both parties confirm that the services provided by Party A is confined to the approved operation scope. In the event Party B and its Subsidiaries require Party A to provide services beyond the approved operation scope, Party A is entitled to or designate a third party to expand Party A’s operation scope with accordance to PRC laws, and provide such services after approval.

1.2	Party B, Subsidiaries of Party B, and Party C further agree that during the effective period of this Agreement, Party B, Subsidiaries of Party B and Party C shall not, and shall cause the affiliates of them not to, directly and indirectly obtain the same or similar services as provided under this Agreement from any third party, or establish any similar business cooperative relation with any third party with respect to the matters stipulated herein.

1.3	To ensure the normal operation of the ordinary business of Party B and its Subsidiaries, Party A may, but not obligated to, provide guarantee for the performance of the agreements concluded by Party B or its Subsidiaries with any third party with respect to the business of Party B and its Subsidiaries. Party B, Subsidiaries of Party B, and Party C hereby agree and confirm that if they need to provide any guarantee for the performance of any agreement or loan by Party B and/or its subsidiaries in the operation process, they will obtain Party A’s consent firstly.

2.	Service Fee and Payment

2.1	Based on the contents of specific services provided and the target of service, Party A shall determine a fair service fee and proper payment manners according to the income in a fixed period of Party B and its Subsidiaries. The calculation and payment of the service fee is stipulated in Appendix II of the Agreement.

2.2	If Party A determines the fee calculation mechanism specified herein should no longer apply due to whatever reason, Party A shall actively and faithfully render an adjustment scheme to determine a new fee standard or mechanism. If Service Accepting Party does not response within the 7-day period as mentioned above, it shall be deemed as having accepted the adjustments proposed by Party A.

3.	Intellectual Properties

3.1	Any intellectual properties produced by performance of this Agreement, including but not limited to copyrights, patents, claims of patent application and technical secrets, belong to Party A, and without Party A’s consent, Party B and its Subsidiaries enjoy no rights other than those provided herein. The Parties agree that this clause shall remain effective no matter whether the Agreement is modified or terminated.

3.2	However, if the development is based on the intellectual properties owned by Party B or its Subsidiaries, such intellectual properties should be flawless. Otherwise Party B and its Subsidiaries shall bear all damages and losses caused to Party A by any flaw of such intellectual properties. If Party A is to bear any liabilities to any third party because of this, it has the right to recover all of its losses from Party B or its Subsidiaries.

3.3	This Article 3 of this Agreement shall survive any modification, dissolution or termination of this Agreement.

4.	Term and Right of Termination

4.1	The Agreement is executed and becomes effective as of the date stated above.

4.2	The service period of this Agreement is 10 years since this Agreement executed. Party A shall have the option right to extend the effective period for 10 years before the termination of this Agreement and the amount to exercise such right is unlimited.

4.3	Party A shall have the option right to terminate this Agreement at any time. During the exercise of this Agreement, Party A is entitled to terminate this Agreement with written notice at any time.

4.4	Without Party A’s written consent, Party B, Subsidiaries of Party B and/or Party C have no right to terminate this Agreement.

5.	Representations and Warranties

5.1	Party A represents and warrants to Party B and Subsidiaries of Party B as follows:
a)	Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, and has the capacity to take responsibilities;
b)	Party A has the corporate power to execute and deliver this Agreement and perform the obligations under this Agreement. Once this Agreement is executed, Party A assumes legal, effective and binding obligations and such obligations may be enforced compulsory according to this Agreement;
c)	Either the execution of this Agreement or the performance of obligations under this Agreement by Party A shall not conflict with, breach or violate (i) any operation license of Party A or any article of Party A’s Articles of Association, (ii) any law, regulation, rule, authoritie or approval of government authorities or departments applied to Party A, or (iii) any article of contracts or agreements executed by Party A.

5.2	Party B and Subsidiaries of Party B separately and jointly represent and warrant to Party A as follows:
a)	Party B and Subsidiaries of Party B are limited liability companies duly registered and validly existing under the PRC laws, and have the capacity to take responsibilities with their registered capital;
b)	Party B and Subsidiaries of Party B have the corporate power to execute and deliver this Agreement and perform the obligations under this Agreement. Once this Agreement is executed, Party B and Subsidiaries of Party B assume legal, effective and binding obligations and such obligations may be enforced compulsory according to this Agreement;
c)	Either the execution of this Agreement or the performance of obligations under this Agreement by Party B and Subsidiaries of Party B shall not conflict with, breach or violate (i) any operation license of Party B and Subsidiaries of Party B or any article of Party B and its Subsidiaries’ Articles of Association, (ii) any law, regulation, rule, authoritie or approval of government authorities or departments applied to Party B and Subsidiaries of Party B, or (iii) any article of contracts or agreements executed by Party B and Subsidiaries of Party B;
d)	Party B and Subsidiaries of Party B shall provide relevant information and documents to Party A as Party A requires, and arrange special personnel to correspond and coordinate with Party A and provide assistance with research and collection of materials in Party B and Subsidiaries of Party B;
e)	If necessary, Party B and Subsidiaries of Party B shall provide requisite working facilities and conditions to Party A, and bear related expanse and costs during the period that such personnel provide technical support and consulting service in Party B and Subsidiaries of Party B;
f)	Develop and operate education consulting service in effective, prudent and legal manners, and maintain and renew in time requisite licenses and authorities of education consulting service under this Agreement provided by Party B and Subsidiaries of Party B to keep the effective and entire validity of such licenses and authorities; establish and maintain an independent accounting for education consulting service;
g)	Provide Party A with any requisite technology or other materials deemed necessary by Party A, and provide Party A with the access to requisite places and facilities for service under this Agreement.;
h)	Party B and Subsidiaries of Party B shall operate in accordance with relevant laws and regulations, conduct entire relevant procedure necessary for operation, and provide duplicates of such licenses;
i)	Party B and Subsidiaries of Party B possess all permissions, licenses, authorities, approvals and facilities, and guarantee such permissions, licenses, authorities and approvals are continually effective and legitimate during the whole effective period of this Agreement;
j)	Pay the service fee to Party A on time.

6.	Confidentiality

6.1	This Agreement and all clauses hereof belong to confidential information and shall not be disclosed to any third party except for relevant high-ranking officers, directors, employees, agents or professional consultants of such parties or affiliates. This clause shall not apply in the event parties hereto are required by relevant laws or regulations or relevant securities exchange institutions to disclose information or contents relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

6.2	This clause shall survive any modification or termination of this Agreement.

7.	Liabilities for Breach of Agreement

7.1	In the event any Party failed to perform any of its obligations under this Agreement, or made any untrue or inaccurate representation or warranty, such Party shall be liable for all the losses of other Parties for breach of the Agreement.

7.2	In the event that Party B and/or Subsidiaries of Party B is deemed as breach of the Agreement in accordance with Article 4.8, Party B and/or Subsidiaries of Party B shall compensate for entire loses, damages or responsibilities of Party A for the execution of this Agreement, including but not limited to damages and costs caused by any suits, claims of compensation, or other requests.

8.	Force Majeure

In the event the performance of the Agreement is influenced by any Force Majeure, the Party suffering Force Majeure shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such Force Majeure within fifteen (15) business days; (ii) take all reasonable and viable manners to mitigate or remove the effect of force majeure, and continue its performance of the Agreement after such effect is mitigated or removed.

9.	Change of Parties

9.1	Increase of Subsidiaries of Party B. If Subsidiaries of Party B increased at any time after effectiveness of this Agreement, Party B and Party C shall cause such new subsidiary to sign confirmation letter of which the format and contents of Right and Obligation Assumption Letter listed in Appendix III or other legal documents permitted or required by the PRC laws to make such new subsidiary to enjoy and undertake all the rights and obligations under this Agreement as those of Subsidiaries of Party B hereunder. As of the date of signature of such Right and Obligation Assumption Letter or other legal documents, the new subsidiary should be deemed as one party to this Agreement. Other Parties of the Agreement hereby agree with such arrangements.

9.2	Rights and obligations under this Agreement shall be legally binding upon assignees, successors of Parties hereof, no matter such assignment of obligations and rights is caused by takeover, restructuring, success, assignment or any other reason.

9.3	In the event that Party C no longer possesses any shares of Party B, Party C shall be deemed no longer as a party of this Agreement. In the event that any other third party becomes a shareholder of Party B, Party B and Party C shall take effort to cause this third party executing relevant legal documents and becoming one of Party C of this Agreement.

10.	Miscellaneous

10.1	This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, such disputes shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by arbitrators appointed in accordance with rules currently effective of such arbitration commission. The arbitration ruling shall be final. The place of arbitration shall be in Beijing. Unless otherwise ruled by the arbitral tribunal, the expenses of arbitration shall be borne by the losing party. The Parties hereto shall continue to perform its obligations and exercise its rights hereunder except for those in dispute.

10.2	The Agreement shall substitute any and all covenants, memorandums, agreements or other documents among all Parties, including but not limited to Exclusive Business Cooperation Agreement entered into as of the date of August 2, 2012 by and between Party A and Party B.

10.3	This Agreement shall be performed within the scope stipulated by laws. In the event any article or any part of an article is deemed as illegal, invalid or unenforceable by any competent authority or court, such illegality, invalidity or unenforceability shall not affect other articles of this Agreement or other part of this article, and other articles of this Agreement or other part of this article shall be still effective. For the original articles’ purpose, Parties shall do their best effort to modify such illegal, invalid or unenforceable articles.

10.4	The appendixes of this agreement shall be the integrated part of this agreement, and shall have the same legal force as the other parts of this agreement.

10.5	The Agreement is executed in twelve (12) counterparts, each party holds one counterpart.

(There is no text in the remaining page.)

[THE SIGNATURE PAGE OF THE EXCLUSIVE BUSINESS COOPERATION AGREEMENT]

Party A:

TAL Beijing Lebai Information Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative: /s/ Authorized Representative

Party B:

Beijing Lebai Education Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative: /s/ Authorized Representative

[THE SIGNATURE PAGE OF THE EXCLUSIVE BUSINESS COOPERATION AGREEMENT]

Subsidiaries of Party B:

Beijing Tianxun Education Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative:

Beijing Shijingshan District Firstleap Children English Training School (Seal) /Seal/

Authorized Representative: /s/ Authorized Representative

Beijing Chaoyang District Firstleap Children English Training School (Seal) /Seal/

Authorized Representative:

Nanjing Lebai Education Information Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative:

Nanjing Firstleap Children English Training School (Seal) /Seal/

Authorized Representative:

Chongqing Firstleap Education Information Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative:

Hefei Lebai Education Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative:

Shenyang Libei Education Information Consulting Co., Ltd. (Seal) /Seal/

Authorized Representative:

Shenyang Firstleap Education Training School (Seal) /Seal/

Authorized Representative:

[THE SIGNATURE PAGE OF THE EXCLUSIVE BUSINESS COOPERATION AGREEMENT]

Party C:

Beijing Xueersi Education Technology Co., Ltd. (Seal) /Seal/

Authorized Representative: /s/ Authorized Representative

Appendix I Subsidiaries of Party B

1.	Beijing Tianxun Education Consulting Co., Ltd. (“Tianxun Education”)
2.	Beijing Shijingshan District Firstleap Children English Training School (“Shijingshan School”)
3.	Beijing Chaoyang District Firstleap Children English Training School (“Chaoyang School”)
4.	Nanjing Lebai Education Information Consulting Co., Ltd. (“Nanjing Lebai”)
5.	Nanjing Firstleap Children English Training School (“Nanjing School”)
6.	Chongqing Firstleap Education Information Consulting Co., Ltd. (“Chongqing Firstleap”)
7.	Hefei Lebai Education Consulting Co., Ltd. (“Hefei Lebai”)
8.	Shenyang Libei Education Information Consulting Co., Ltd. (“Shenyang Libei”)
9.	Shenyang Firstleap Education Training School (“Shenyang School”)

Appendix 2: Contents of Service, Calculation and Payment of the Service Fee

1.	Contents of Service

(1)	Providing Service Accepting Party and cooperative partners (“Partners”) with development and technology support related to e-commerce network platform (“platform”);
(2)	Providing Service Accepting Party and partners with relevant consulting service and counselor service;
(3)	Managing and maintaining the platform, including purchase, flux and maintenance of hosting server, monitoring service of platform flux, and contents distribution network service;
(4)	Providing service of platform flux information and optimization, including utilizing external search engine and guidance website, and maintaining and reinforcing platform flux;
(5)	Researching and developing relevant technology and software according to the service accepting party’s demand;
(6)	Providing daily maintenance, monitoring, adjustment and trouble removal service of Service Accepting Party’s computer network facilities;
(7)	Providing technology consultation and solution to Service Accepting Party’s questions about network facilities, technology products and software;
(8)	Providing occupation and pre-occupation staff training services;
(9)	Licensing of intellectual properties (if there is) such as software, trademark, domain name, technology secrets, etc., and/or
(10)	Other services determined from time to time by Party A and the Service Accepting Party according to the need of business and capacity of provision of services.

2.	The Fee for the services provided under this Agreement is calculated as the balance of general income deducting costs, taxes and other reserved fees stipulated by laws and regulations, the sum of Fee shall be determined by Party A taking account of the following factors:

(1)	The technical difficulty and complexity of the services;
(2)	The time spent by employs of Party A concerning the services;
(3)	The contents and commercial value of the services;
(4)	The benchmark price of similar services in the market.

3.	Party A will calculate the fee payable on a fixed term (determined by Party A) basis and send Party B the bill of service fee for the previous term. Party B shall pay the fee to the bank account designated by Party A within 10 business days after receipt of the bill, and send copy of the remittance certificate by facsimile or mail to Party A within 10 business days after payment.

Appendix 3: Right and Obligation Assumption Letter

This entity, , is the subsidiary of Beijing Lebai Education Consulting Co., Ltd. (Beijing Lebai), established and registered on (date). Beijing Lebai possesses % of this entity’s share.

In accordance with Exclusive Business Cooperation Agreement (“Agreement”) entered into by and between Beijing Lebai, Beijing Lebai Information Consulting Co., Ltd. And other relevant parties, this entity shall join the Agreement according to Article 10.1 of the Agreement as the new subsidiary of Party B under this Agreement.

This entity agree to join the Agreement as a new subsidiary of Party B, enjoy rights under the Agreement, and perform obligations according to the Agreement. This Assumption Letter came into effect upon the date of execution.

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Signature of Legal Representative:

Date: